UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 19, 2007

Medallion Financial Corp.

(Exact name of registrant as specified in its charter)

Delaware	814-00188	04-3291176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

437 Madison Avenue, 38th Floor, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 328-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT AND ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION.

On September 19, 2007, Medallion Funding Corp. (“Medallion Funding”), a wholly-owned subsidiary of Medallion Financial Corp. (the “Company”), entered into a Security Agreement and Master Note in favor of Citibank, N.A. (“Citibank”).

Under the Security Agreement and Master Note, Citibank provides Medallion Funding with $10.0 million of revolving financing. The indebtedness under the Security Agreement and Master Note will be primarily secured by certain medallion loans originated by Medallion Funding. This liquidity permits Medallion Funding to fund medallion loans that it originates before such loans are sold to Taxi Medallion Loan Trust II (the “Trust”), an indirect wholly-owned subsidiary of the Company, pursuant to the Trust’s Loan and Security Agreement (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated December 21, 2006 (File No. 814-00188)), its related agreements and the transactions contemplated thereby.

Borrowings under the Security Agreement and Master Note bear interest at the prime rate minus 1.00%. The Master Note matures on June 30, 2008.

The Security Agreement contains customary covenants. The Security Agreement and Master Note contain customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, certain events of bankruptcy and insolvency, and judgments in excess of specified amounts.

The foregoing description is qualified in its entirety by reference to the agreements which are attached as exhibits hereto and are incorporated herein by reference in their entirety.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
4.1	Master Note, dated September 19, 2007, by Medallion Funding Corp., in favor of Citibank, N.A.

10.1	Security Agreement, dated September 19, 2007, by Medallion Funding Corp., in favor of Citibank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDALLION FINANCIAL CORP.

By:	/s/ Larry D. Hall
Name:	Larry D. Hall
Title:	Chief Financial Officer

Date:	September 21, 2007

Exhibit Index

Exhibit No.	Description
4.1	Master Note, dated September 19, 2007, by Medallion Funding Corp., in favor of Citibank, N.A.

10.1	Security Agreement, dated September 19, 2007, by Medallion Funding Corp., in favor of Citibank, N.A.